                                                                   Exhibit 10(i)

                      OKLAHOMA DEPARTMENT OF CORRECTIONS
                    HALFWAY HOUSE EXPANDED SERVICE CONTRACT
                           (Based on Fixed Rate Fee)

                                Revised 6/28/99

     This contract made and entered into this 1/st/ day of July, 1999, by and between the Oklahoma Department of Corrections, Chief of Population Management and Fiscal Operations, hereinafter "DOC", acting pursuant to the provisions of 57 O.S. 1991, Section 561 as amended, and Southern Corrections Systems, Inc., hereinafter, Contractor.

                              W I T N E S S E T H

     Whereas, DOC desired to purchase the services of the Contractor for those purposes and duties hereinafter enumerated on paragraphs numbed 1 and 2 below, and;

     Whereas, the Contractor is willing to provide such services under the terms and conditions hereinafter set forth.

     Now, therefore, in consideration of the mutual covenants and promises hereinafter set forth, the parties agree as follows:

1.   Facility Location:
     ------------------

     1.1 Contractor agrees to house the inmates assigned under this contract in the facilities located at Avalon Correctional Center, 320 West Archer, Tulsa, OK 74103; Carver Correctional Center, 2801 Southwest 3rd, Oklahoma City, OK 73108; and Turley Correctional Center, 6101 North Cincinnati, Tulsa, OK 74126.

     1.2 The Contractor shall not be allowed to house any inmates at another location or building under this contract without first receiving written permission from the DOC contract monitor.

2.   Contractor's Conditions and Services:
     -------------------------------------

     2.1 Shall provide three nutritionally balanced meals, according to a menu approved by a licensed dietician, daily per correctional inmate. Additionally, religious and special diets shall be prepared as required.

     2.2 Shall provide at least one on duty alert staff for each forty- ( 40) inmates for supervision and assistance to correctional inmates at all times. One individual shall be a roving patrol when all other staff is absent. In the alternative, the contractor may submit a written staffing plan for its

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

           location(s) which if accepted by DOC shall be attached hereto and incorporated by reference.

     2.3 Shall only provide occupancy that does not exceed the State Fire Marshall occupancy rating. Shall maintain clean, safe and healthy living areas and grounds.

     2.4   Shall provide indoor and outdoor recreational activities for inmates.

     2.5 Shall provide procedures to maintain all inmate information in strict confidence and shall not release such information pertinent to a presently or previously assigned inmate in accordance with Department of Corrections policy. One exception being DOC host facility or contracting office employees, after showing proper identification, shall have access to the facility and inmate records at all times in accordance with OP-0602l2.

     2.6 Shall maintain facilities in such condition so as to comply with all applicable local and state fire and health codes, as well as compliance with the Life Safety Codes. Copies of each inspection shall be provided to the local district office/contract monitor office and within seven (7) days of occurrence with a plan of corrective action to address deficiencies attached.

     2.7 Shall maintain the facility in compliance with the standards of this contract and the American Correctional Association Standards for Adult Community Residential Services. The contractor must establish files which contain information to demonstrate compliance with 100 percent of the mandatory standards and 90 percent of the non-mandatory standards at the time of the initial audit. The Contractor shall conduct an internal audit of the standards in the first quarter of the fiscal year. A copy of this audit shall be forwarded to the contract monitor's office and the host facility. Written corrective action plans by the contractor shall be forwarded to the contract office within 5 days of the contractor's audit.

     2.8 Shall provide such additional services as DOC may reasonably require which are necessary to maintain the health and safety of the inmate(s) serviced under this contract.

     2.9 The Contractor shall attend and participate in an annual meeting/ training session with the Department of Corrections district office/contract office staff in order to maximize contract performance.

     2.10 The facility shall employ one case manager, trained by the district office, who also provides guidance and makes appropriate community referrals for employment and budgeting services.

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

     2.11 Shall insure a case manager/counselor, maintains individual chronological files documenting each inmate's program goals, crew assignment, evaluations, compliance with DOC policies governing classification status, earned credit level, parole board summaries, individual case plans, budgeting, release preparation, place of employment verification checks, programmatic leaves, and any other significant events. This information shall be submitted in a timely manner to the district office for review to ensure accuracy and timeliness of information.

     2.12 Classification actions as a result of programmatic failure or disciplinary action to higher security shall be prepared by the contractor, and forwarded to the district office/host facility within two working days.

     2.13 Shall ensure in accordance with DOC policies that each inmate budgets earned income, OP-120230 ensures jobs are monitored and that time credits OP-0602l3 are submitted monthly to the local district office on each inmate in a timely manner.

     2.14 Shall provide all transportation and supervision in accordance with DOC policy OP-040l1l to medical/counseling appointments for all inmates at University Hospital, Oklahoma City and Griffin Hospital in Norman, as well as appointments scheduled at local medical facilities and doctor's offices; also transportation of all inmates scheduled to appear at the monthly parole board meeting when scheduled, transportation for program, employment, emergency leaves, to and from the district office and all other activities except from one Department of Corrections facility to another. If the destination point for transported inmates exceeds 50 map miles, one way, the contractor shall be paid an additional fifteen dollars per hour per employee required for transport. Separate billings must be submitted for the travel charges under this section. If the contractor charges for more than one employee per trip, the billing must adequately describe the reason more than one employee was necessary.

     2.15 Contractor shall require inmates to clean their respective living areas to include sweeping, mopping, washing windows, etc: as well as communal group programs such as visiting rooms, group rooms, etc. Inmates may also be used for lawn mowing, trash dumping and minor maintenance of the facility. Nothing contained herein shall prohibit the use of trustees as provided for by law and the payment of inmate pay. Prior to assigning inmates on trustee status to the contractor, the DOC host facility must approve the assignment. The intent is that inmates will not be used in lieu of paid workers

     2.16 Shall provide information to DOC staff of the arrest of any employee of the halfway house. All of the Contractor's employees who perform regular work at the facility shall be finger printed and a background check

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           conducted by the Oklahoma State Bureau of Investigation at the
           expense of the Contractor. This check shall occur when an employee is initially hired or upon the effective date of this contract if the facility is operating.

     2.17 The contractor will not employ any individual who is under supervision or jurisdiction of any parole, probation, or correctional authority. Persons with previous criminal convictions, but who are not under supervision, may be considered for employment as treatment coaches or counselors; however, the Department of Corrections reserves the right of approval in such cases. Consideration will be given to such factors as criminal history, time elapsed since conviction(s) must be a minimum of six months, and subsequent adjustment in the community.

     2.18 At a minimum, the facility shall continuously maintain accredited status for American Correctional Association Standards for Adult Community Residential Services, Third Edition. Accreditation shall be continuously maintained for the term of this contract and any extensions thereof. Failure to comply shall result in termination of this contract.

     2.19 The facility shall operate in accordance with and keep Sections 3, 6, 9 and 12 of the Department of Corrections Operations Policies updated as they are issued:

           2.19.1  Specifically, Section 3 policies as listed:

                   OP-030 111--Inmate Pass Program
                   OP-030134---Chemical Abuse Testing
                   OP-031001---Inmate Escorted Leave Program

          2.19.2   Section 6 Policies as listed:

                   OP-060103---Custody Assessment procedures
                   OP-060104---Community Corrections Assessment
                   OP-060105---C1assification Assessment Reviews
                   OP-060125---Disciplinary Procedures
                   OP-060204---Inmate Transportation
                   OP-060205---Pre-Parole Procedures
                   OP-060213---Earned Credit Classes

          2.19.3   Section 9 Policies as listed:

                   OP-090106---Assignment of Inmates to Public Works Programs OP-090124---Inmate/Offender Grievance Process
                   OP-090129---Reintegration
                   OP-090131---0ffender Financial Responsibility Program

           2.19.4  Section 12 Policies as listed:

                   OP-120202---Inmate Pay Program
                   OP-120230---Inmate Trust Fund

     2.20 The Contractor shall be responsible for the costs of DOC required forms.

     2.21 The facility shall provide office space and equipment-furnishings for the district office/contract monitor staff in close proximity to other administrative offices and reasonably comparable. The office shall have a lock, which is not master keyed and shall be provided with a desk, chairs, access to telephone/fax/computer lines.

     2.22 All Inmates shall undergo routine, random, and suspect drug and alcohol testing. At least 5 percent shall be tested monthly and a summary of the results furnished to the contract monitor, District Supervisor and Programs Administrator according to Department policy OP-030134. Suspect drug and alcohol testing shall be in addition to the random 5 percent testing.

     2.23 The facility shall provide restrictive housing (RHU) space for those offenders, in its facility. This space is to be provided within the halfway house by construction of a unit or through the payment to the local city/county jail for the housing of the offender(s). If an inmate, who the contractor deems inappropriate, is placed in RHU, the contractor shall notify the district office and the contract monitor the first working day after the inmate is placed in RHU. If an inmate is found to be inappropriate for remaining at the HWH, then the district and the contract monitor will be notified the same working day. DOC will become responsible for the inmate (including RHU contract costs) if he is not transferred within 7 days of the district office's approval of the transfer.

     2.24 Inmates shall enter halfway house status only from the public works center population with the following three exceptions (the offender has a parole board stipulation, is ineligible for PPWP or has completed a vo-tech program at another facility).

     2.25 The contractor shall notify the Department regarding use of force and serious incidents in accordance with Departmental Operations Policy 050108. The facility will notify both the local district office and contract monitor according to policy by telephone of all serious incidents and will fax copies of all reports prepared within 24 hours to the district office and contract office on the forms provided. After business hours, the local district office/contract office will receive the notice and reports.

     2.26 Shall provide services for a program to operate a inmate residential center as authorized in 57 O.S. 1991, Section 563 as amended. Additionally the

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

           Contractor shall be responsible for acquiring the necessary Public Works Contracts to fulfill the needs and requirements of its Public Works inmates. Preference shall always be given to honor State Agency contracts first. All Public Works Contracts entered into by the contractor must be approved in writing by DOC.

     2.27 Shall provide public works inmates transportation in staff driven vehicles or ensure transportation by crew supervisors to and from work site location(s) or a common drop off/pick up site as may be agreed upon by the parties and approved by the district office. Shall provide transportation of halfway house inmates in staff driven vehicles, bus tokens or arrangements with employers as agreed by all parties.

     2.28 Shall provide regular and periodic work site inspections and document such inspections in a permanent log.

     2.29 The Contractor shall provide the public works inmates three sets of work clothes, to include a coat, work shoes/boots, caps and gloves. The Contractor shall have 90 days from the effective date of this contract to comply with this sub-section and clothe inmates in compliance with the Departments community work centers and community corrections centers.

     2.30 The Contractor shall provide all inmates on site for the public works program and those trustees utilized on site for maintenance and food service, monthly pay in accordance with OP-120202, 20% of which must be placed in the inmate's mandatory savings. The Contractor is responsible for negotiating contracts for all Prisoner Public Works crews being maintained by the Halfway House.

     2.31 The Contractor will afford inmates access to reasonable, impartial and non-discriminatory grievance and misconduct procedures addressed in the Departments Operations Policies, including a final level of appeal as provided in this section. Misconduct procedures and penalties must reflect the department's, since it affects security level and classification.

           2.31.1 The facility is responsible to respond to grievances and appeals on matters occurring during the inmate's incarceration in the facility, except sentence administration issues and classification to lower or higher security status in accordance with DOC policy.

           2.31.2 Complete, accurate, detailed reports of the disciplinary actions against inmates are provided to the local district office within seven (7) working days of the date the action is finalized or the punishments administered. Administration of the disciplinary sanction which affects time calculation or sentence length must be in accordance with Departmental policy OP-060125 and approved

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

                   by the local district office supervisor/designee. Loss of earned credits must be approved by the department and may be adjusted.

     2.32 Contractor agrees to maintain general liability insurance and workers compensation insurance in an amount acceptable to DOC for all employees and activities performed under this contract. A certificate of insurance acceptable to DOC will be furnished within 15 days of the execution of this agreement.

     2.33 Inmate Programs. All programs will be approved by the Department Programs Administrator and Contract Monitor. All habilitation/rehabilitation programs i.e., substance abuse, self-help, cognitive/behavioral, etc. will target criminogenic needs and the reduction of criminal risk of the inmate. Program participation will be recorded on all participants and submitted monthly per operating standards. Programs, except for education and vo-tech, will be assessed and evaluated by Department staff according to the Correctional Programs Assessment Instrument (CPAI). Programs must be assessed as "satisfactory" or above to be an approved program. Corrective action plans must be submitted to the Contract Monitor on programs assessed as less than satisfactory and/or have noted deficiencies. Programs with deficiencies will be reassessed upon completion of the tasks in the corrective action plan, but no later than one year from the date of the corrective action plan for programs with major deficiencies.

3.   Areas of Performance:
     --------------------

     The general operations of the contractor shall be overseen by the local district office supervisor/designee to include review of classification paperwork, disciplinary actions, attendance of staff meetings, review of policy changes, review of both incoming and outgoing transfer requests and changes in a inmates status on center. The services of the Contractor shall be performed under the general administration of David C. Miller, Chief of Population Management and Fiscal Operations, Oklahoma Department of Corrections. The Contractor will be inspected quarterly and audited annually to ensure the conditions and services are being adequately provided.

4.   Medical Responsibilities:
     --------------------------

     4.1 DOC shall provide all medical, mental health and/or dental services unless DOC approves alternate services or such services are as a result of a medical and/or dental emergency.

           4.1.1. Medical emergency shall be defined as danger or threat of the loss of life or extremity.

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

          4.1.2. Dental emergency shall be defined as acute problems in the mouth exhibiting symptoms of pain, swelling, bleeding and/or elevation of temperature.

     4.2 The Contractor shall notify DOC as prescribed in section 2.25 and the DOC CHSA of any medical/dental emergency immediately after such emergency or within the first working day after said emergency occurs.

5.   Payment for Services:
     ----------------------

     5.1. The State agrees to pay as compensation for the services provided hereunder a fixed rate of $31.75 times the number of inmate days, excluding date of arrival, in a single monthly payment which may be adjusted in accordance herewith.

     5.2. Pursuant to statute and any amendments thereto, any increase shall not exceed the previous years Consumer Price Index for all Urban Consumers (CPI-U) as prepared by the United States Bureau of Labor Statistics or as otherwise may be provided by State law.

     5.3. DOC shall not be liable for and shall not pay the Contractor for any expenses not herein expressly provided for.

     5.4. The contractor has agreed to a minimum number of 160 inmates for Carver Correctional Center, 150 inmates for Avalon Correctional Center, and 135 for Turley Correctional Center, that it will accept. Should the number of inmates fall below this number and remain at that level for more than 30 days, the Contractor may at his option, waive the minimum number or give notice of his intent to terminate the contract pursuant to paragraph 6 below.

     5.5. This contract is for an indefinite number of inmates and days. DOC makes no representations or guarantee that the Contractor will house any number of inmates for any amount of time. The State will not pay for any unused beds.

6.   Liquidated Damages Non-Performance Penalties:
     ----------------------------------------------

     6.1 In the event of non-compliance by the contractor, the State may withhold as liquidated damages the amounts designated in Attachment B from any amounts owed to the contractor. The parties agree that due to the complicated nature of the contractors obligations under this contract it would be difficult to specifically designate a monetary amount for the Breach by the contractor designated in Attachment B as said amounts are likely to be uncertain and not easily proven.

     6.2 The State shall notify the contractor in writing of the Breach and afford 30 days time to cure the breach unless the matter is so serious that immediate correction is needed or unless a longer time period is mutually agreed upon.

     6.3 After the time to cure has passed and the breach continues or remains uncured, the State shall notify the contractor in writing of the amounts to be withheld as liquidated damages.

     6.4 Liquidated damages shall be assessed for each day the Breach remains uncured.

     6.5 The State is not obligated to assess liquidated damages before availing itself of any other remedy.

     6.6 The State may choose to discontinue liquidated damages and avail itself of any other remedy available under this contract or at law or in equity.

7.   Termination of Convenience:
     --------------------------

     Either party may terminate this agreement at any time by giving written notice to the other party of such termination and specifying the effective date thereof at least 30 days prior to the effective date of such termination. Such written notice shall be by registered mail to DOC in care of David C. Miller, Chief of Population Management and Fiscal Operations, Oklahoma Department of Corrections, Private Prison Unit 2200 Classen Blvd, Suite 1200, Oklahoma City, OK 73106 and to the Contractor at PO Box 57012, Oklahoma City, OK 73157. Notice given pursuant to the provisions of this paragraph shall be deemed sufficient for all purposes.

8.   Duration of Agreement:
     -----------------------

     This contractual Agreement shall be in effect through June 30, 2000, the end of the fiscal year for the State of Oklahoma.

9.   Regulations:
     -------------

     9.1. This Agreement and all rights and duties arising thereunder shall be governed interpreted and construed according to the provisions of and under the laws of the State of Oklahoma.

     9.2. This document represents the entire agreement between the parties. Any modification, amendment or addition thereto must be in writing, executed by the parties and specifically referencing this Agreement.

     9.3. In accepting this contract the Contractor agrees that their books, records, documents, accounting procedures or any other items relevant to this contract are subject to examination by the other party and the State Auditor and Inspector.

     9.4. The contractor shall perform all the duties herein through its own employees. None of the duties required by this agreement, including restrictive housing space, shall be performed by another contractor or sub-contractor unless the agreement has been first approved in writing by the DOC.

     In Witness Thereof, the parties have executed this Agreement in triplicate on the 30/th/ day June, 1999.


Oklahoma Department of Corrections            Contractor



/s/ DAVID C. MILLER,                          /s/ JERRY SUNDERLAND
------------------------------------          ----------------------------------
David C. Miller, Chief of Population
Management and Fiscal Operations


Approved as to form:


/s/ ROSS N. JOHNSON
-------------------------------------
Ross N. Johnson
Assistant General

                          Affidavit of Non Collusion

STATE OF OKLAHOMA     )
                      ) SS
COUNTY OF OKLAHOMA    )

JERRY SUNDERLAND of lawful age, being first duly sworn, on oath says:

1. (s)he is the duly authorized agent of Southern Correction the Contractor under the contract which is attached to this statement, for the purpose of certifying the facts pertaining to the giving of things of value to government personnel in order to procure said contract;

2. (s)he is fully aware of the facts and circumstances surrounding the making of the contract to which this statement is attached and has been personally and directly involved in the proceedings leading to the procurement of said contract; and

3. neither the Contractor nor anyone subject to the Contractor's direction or control has paid, given or donated or agreed to pay, give or donate to any officer or employee of the State of Oklahoma any money or other thing of value, either directly or indirectly, in procuring the contract to which this statement is attached.

                                       /s/ Jerry Sunderland, President
                                       --------------------------------------

Subscribed and sworn to before me this 30/th/ day of June, 1999.


                                       /s/ LINDA EASLEY
                                       ---------------------------------------
                                       Notary Public (or clerk or Judge)
(Seal)

                                  APPENDIX B

                              LIQUIDATED DAMAGES

Liquidated damages for each day of a breach will be calculated as follows:

                              V x B x $15.00 when

                      V = Relative value of Service Area
                       B = Relative value of the Breach

Service Area 1: Value = 5: Security and Control, ACA Accreditation, Health Services, Use of Force, Escapes, Contract Monitoring,

--------------------------------------------------
Operator Breach                                       B
----------------------------------------------------------
Failure to Provide Service                            5
----------------------------------------------------------
Failure to Document                                   2
----------------------------------------------------------
Failure to Report                                     2
----------------------------------------------------------
Failure to Comply with Other                          5
  Applicable Requirements

Service Area 2: Value = 4: Sanitation and Hygiene, Food Service, Mail, Religion, Access to Court, Inmate Discipline, Grievance, Visitation, Records and Reports, Employee Qualifications & Training

--------------------------------------------------
Operator Breach                                       B
----------------------------------------------------------
Failure to Provide Service                            4
----------------------------------------------------------
Failure to Document                                   2
----------------------------------------------------------
Failure to Report                                     2
----------------------------------------------------------
Failure to Comply with Other                          4
  Applicable Requirements
----------------------------------------------------------

Service Area 3: Value = 3: Operating Standards, Transportation, Maintenance, Repairs and Replacements, Inmate Work, Academic & Vocational Training, Sentence Computation Data, Classification & Case Management, Commissary,
Policies/Procedures/Post Orders, Inmate Management Fund/Bank Accounts

-------------------------------------------------
Operator Breach                                       B
----------------------------------------------------------
Failure to Provide Service                            3
----------------------------------------------------------
Failure to Document                                   1
----------------------------------------------------------
Failure to Report                                     1
----------------------------------------------------------
Failure to Comply with Other                          3
  Applicable Requirements
----------------------------------------------------------

Service Area 4: Value = 2: Laundry and Inmate Clothing, Telecommunications, Supplies/Perishables, Recreation ;

--------------------------------------------------
Operator Breach                                       B
----------------------------------------------------------
Failure to Provide Service                            3
----------------------------------------------------------
Failure to Document                                   1
----------------------------------------------------------
Failure to Report                                     1
----------------------------------------------------------
Failure to Comply with Other                          3
  Applicable Requirements
----------------------------------------------------------

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